UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):   March 19, 2018

LAYNE CHRISTENSEN COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34195 (Commission File Number)	48-0920712 (I.R.S. Employer Identification No.)

1800 Hughes Landing Blvd., Ste. 800
The Woodlands, Texas  77380
(Address of principal executive offices)(Zip Code)

(281) 475-2600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [  ]

Item 1.01.	Entry into a Material Definitive Agreement.
On March 19, 2018, Layne Christensen Company (the "Company") entered into a Note Purchase Agreement with two funds advised by Corre Partners Management, LLC.  Under the Note Purchase Agreement, the purchasers have committed to purchase $71.0 million of the Company's 11% Senior Unsecured Notes due October 16, 2019 (the "Notes") at a purchase price equal to 100% of the principal amount of the Notes.  The closing of the purchase and sale of the Notes will be the earlier to occur of (i) October 1, 2018 and (ii) the fifth business day after delivery of a funding notice by the Company to the purchasers.  The use of proceeds from the issuance of the Notes is limited to repaying the unpaid principal amount of the Company's 8.00% convertible notes or 4.25% convertible notes, in each case together with accrued and unpaid interest thereon, on their respective maturity date or Effectively Discharging (as defined in the indenture for the 8.00% convertible notes) the 4.25% convertible notes. The commitment of the purchasers to purchase the Notes terminates upon the earliest to occur of: (i) a change of control of the Company (including the previously announced pending merger with Granite Construction Incorporated) and (ii) delivery to the purchasers of a notice of termination by the Company.
The Company at its option may prepay the Notes in whole or in part at any time.  The Notes are subject to a mandatory prepayment upon the closing of a change of control.  The Notes are subject to an Early Payment Event Fee if the Notes are repaid less than 90 days after the Notes are issued.  The amount of the Early Payment Event Fee will be equal to the excess, if any, of (x) 90 days of accrued interest on the principal amount repaid, over (y) the amount of interest accrued and paid or payable with respect to the principal amount repaid from the date of issuance to and including the date of the repayment.
There are no covenants applicable to the Company under the Note Purchase Agreement so long as: (i) the Notes have not been issued, (ii) any of the 8.00% convertible notes are outstanding and (iii) none of the provisions of the indenture governing the 8.00% convertible notes have been amended or waived.  After the Notes have been issued, the Company will be subject to certain covenants, including, delivery of financial statements and other reports, compliance with material contracts and applicable laws, and maintenance of corporate existence, insurance and properties. In addition, after the earliest date that (i) none of the 8.00% convertible notes are outstanding or (ii) all or any of the provisions of the indenture governing the 8.00% convertible notes are no longer in effect or have been amended or waived, the Company will be subject to negative covenants related to indebtedness, liens, sale and leaseback transactions, asset sales, dividends and restricted payments, transactions with affiliates, and maximum ratio of funded indebtedness to EBITDA.
Based on information provided by Corre Partners Management to the Company, as of March 19, 2018, Corre Partners Management and its affiliated funds and persons (including the purchasers of the Notes) own approximately $16 million of the 4.25% convertible notes and $1.9 million of the 8.00% convertible notes.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See the disclosures under Item 1.01 of this Current Report on Form 8-K, which are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAYNE CHRISTENSEN COMPANY
(Registrant)

Date: March 22, 2018	By:	/s/ J. Michael Anderson
J. Michael Anderson Senior Vice President and Chief Financial Officer